UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

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CRACKER BARREL OLD COUNTRY STORE, INC.
(Name of Registrant as Specified in Its Charter)

BIGLARI HOLDINGS INC. BIGLARI CAPITAL CORP. THE LION FUND, L.P. STEAK N SHAKE OPERATIONS, INC. SARDAR BIGLARI PHILIP L. COOLEY
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Item 1: On October 15, 2012, Biglari Holdings Inc.’s counsel delivered the following letter to the General Counsel of Cracker Barrel Old Country Store, Inc.:

O L S H A N	PARK AVENUE TOWER ● 65 EAST 55TH STREET ● NEW YORK, NEW YORK 10022 TELEPHONE: 212.451.2300 ● FACSIMILE: 212.451.2222

EMAIL:  SWOLOSKY@OLSHANLAW.COM
DIRECT DIAL:  212.451.2333

October 15, 2012

Cracker Barrel Old Country Store, Inc.
305 Hartmann Drive
Lebanon, Tennessee 37087
Attention:  Michael Zylstra,Vice President, General Counsel and Secretary

Dear Mr. Zylstra:

Shareholders are now in possession of CEO Sandra Cochran’s October 4, 2012 letter to shareholders containing the following material misstatement about the professed experience of James W. Bradford, Cracker Barrel’s designated Chairman of the Board:

“Among the Board changes, Mike Woodhouse, our Executive Chairman, will step down in early November. He will be succeeded by Jim Bradford, a former NYSE company CEO and Dean at Vanderbilt University's Owen Graduate School of Management, as our new, independent Chairman of the Board.”(emphasis added.)

This letter accompanied Cracker Barrel’s proxy statement for its 2012 annual shareholders’ meeting, which includes the following material inaccuracy in Mr. Bradford’s biography:

“An experienced corporate executive, Mr. Bradford previously served … from 1992 to 1999 as President and Chief Executive Officer of AFG Industries Inc., which during his tenure was North America’s largest vertically integrated glass manufacturing and fabrication company and was traded on the New York Stock Exchange (the ‘NYSE’).”(emphasis added.)

Mr. Bradford has never been the CEO of a NYSE-listed company.  Yet Cracker Barrel dismisses these false and misleading statements as a “misunderstanding” – by shareholders. The statements are factually false and clearly stated; thus a false claim cannot result in a misunderstanding by shareholders. In the interest of a fair proxy contest, Biglari Holdings believes, at a minimum, it is imperative for the Company to mail to shareholders a new proxy statement, along with a supplement to Ms. Cochran’s letter, acknowledging the error and properly correcting Mr. Bradford’s biography. The Company must cease using the mail to send shareholders false information about Mr. Bradford’s credentials. Shareholders have a fundamental right to know the facts, particularly in light of the importance of the upcoming election for directors.

O L S H A N F R O M E W O L O S K Y L L P	WWW.OLSHANLAW.COM

October 15, 2012

The error regarding Mr. Bradford’s qualifications is one of many errors contained in Ms. Cochran’s letter that require correction. We are making a final demand for the Board to cease its campaign of false and misleading statements.  These outlandish claims include unfounded allegations, couched as incontrovertible fact, that my client is a competitor, rife with conflicts of interest, and has plans of taking over control of Cracker Barrel, such as the following material misrepresentations contained in Cracker Barrel’s October 4, 2012 letter to shareholders:

False and Misleading Statement: Biglari Holdings Classified as a “restaurant acquisition and holding company”

Biglari Holdings consistently describes itself in its public filings as a “holding company engaged in a number of diverse business activities.”  Moreover, Mr. Biglari clearly cautioned investors on the first page of his 2010 Chairman’s Letter, available at www.biglariholdings.com, that “it would be a sizable mistake if a shareholder owns [Biglari Holdings] assuming that he or she owns a restaurant holding company or if the owner is partial to a particular subsidiary.”

Our client believes that Cracker Barrel’s misrepresentation of Biglari Holdings as a restaurant holding company or restaurant acquisition vehicle is designed to mislead shareholders regarding non-existent conflicts of interest and Biglari Holdings’ ultimate objectives for Cracker Barrel.

False and Misleading Statement: Steak n Shake is a “family dining restaurant chain”

Steak n Shake is a fast-food premium burger establishment whose primary offerings of burgers, fries, drinks/shakes make up nearly 80% of its revenue, with a high percentage ordered via a drive thru. National publications such as QSR magazine place Steak n Shake in its burger/sandwich category whereas Cracker Barrel does not even appear in the magazine because it is not a quick service restaurant. Steak n Shake is categorized as a QSR/limited service restaurant by Crest/NPD, Restaurant Trends, and Technomics.

Cracker Barrel fails to provide support for its mischaracterizations of Steak n Shake as a family dining restaurant.   Biglari Holdings believes Cracker Barrel’s gross misstatements mislead shareholders by incorrectly casting the two companies as direct competitors and improperly suggesting that Messrs. Biglari and Cooley therefore have legal and business conflicts of interest in serving on Cracker Barrel’s Board of Directors.

False and Misleading Statement: Biglari Holdings Has No “specific plans or proposals for the Cracker Barrel business”

Cracker Barrel knows this statement is absolutely false.  As an example, Biglari Holdings’ November 14, 2011 letter to shareholders advanced a number of specific proposals for Cracker Barrel’s business that the Cracker Barrel Board ultimately adopted, including:  (1) pursuing retail royalties through licensing, (2) amending the credit agreement to allow for greater stock repurchases, (3) increasing transparency through the segregation of retail/restaurant data, (4) raising the bonus eligibility target, and (5) returning cash to shareholders.  Tellingly, Cracker Barrel initially and publicly rejected these ideas in what Biglari Holdings believes was a clear ploy to mislead shareholders.

October 15, 2012

False and Misleading Statement: Cracker Barrel’s Proposal for Board Seats

The Board claims it “offered Mr. Biglari the opportunity to designate two independent and qualified board members for election at the annual meeting.”

Yet nowhere in Cracker Barrel’s October 4 letter does it state the specific preconditions to its proposal (that these candidates be unaffiliated with Biglari Holdings or a competing restaurant company, which it is clear Cracker Barrel defines extremely broadly).  Evidently, Cracker Barrel is seeking to lead its shareholders to the conclusion that Biglari Holdings’ refusal to accept this proposal demonstrates that it has ulterior motives, stating, “[Mr. Biglari’s] rejection of the offer reinforces our concerns about his intentions.”  Rather, Biglari Holdings’ primary concern is adding directors with significant restaurant experience along with a substantial economic stake in Cracker Barrel.

False and Misleading Statement: Biglari Holdings’ Proposed Dual-Class Capital Structure

Cracker Barrel falsely alleges that Biglari Holdings’ “pending proposal to adopt a dual-class structure … could increase [Mr. Biglari’s] own voting power at the expense of other shareholders.”

This is patently false.  Because Biglari Holdings is already a public company, the proposal for a dual class structure, together with the issuance of the new Class B stock through a pro rata dividend to all shareholders, impacts all current shareholders equally without differential treatment to Mr. Biglari or any other officer or director of Biglari Holdings.  Biglari Holdings’ shareholders will maintain the same voting interests as a result of the recapitalization and stock dividend.

* * *

We believe there has been a pattern of misrepresentations by Cracker Barrel, which must cease. My client reserves all of its rights and remedies if Cracker Barrel continues to present false and misleading statements about Biglari Holdings.  It is critical that this proxy contest be based on fair and full disclosure without mischaracterizations and misstatements.

Sincerely,

/s/ Steve Wolosky

Steve Wolosky